Exhibit 23.4

CONSENT OF TNS CUSTOM RESEARCH, INC.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-1, and to the uses therein in the section entitled “Business” of our name and the data sourced from the survey performed by TNS Custom Research, Inc. dated August 2011, and as updated from time to time, as commissioned by Kayak Software Corporation, including:

As of October, 2009 only 9% of online travelers in the U.S. included KAYAK in an unprompted list of online travel sites, known as “unaided awareness.” Since that time, we commenced a broad reach marketing program, which resulted in our unaided awareness increasing to 27% as of June 2011. By comparison, the four highest rated travel brands in this category had an average unaided awareness of 51%.

KAYAK is a leading brand among the major online travel sites in the U.S. for attributes such as “Finds all the best prices in one place” and “Smarter way to search for travel online.”

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Toledo, Ohio

October 31, 2011	TNS CUSTOM RESEARCH, INC.

	By:	/s/ John T. Weinberg
	Name:	John T. Weinberg
	Title:	Commercial Director